Form 10KSB, Exhibit 13
period 2007-12-31
Piedmont Community Bank Group, Inc.
filed 2008-03-31
CIK 1388337

EXHIBIT 13.1

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2007

PIEDMONT COMMUNITY BANK GROUP, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

December 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Piedmont Community Bank Group, Inc. and Subsidiary

Gray, Georgia

We have audited the consolidated balance sheets of Piedmont Community Bank Group, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income and other comprehensive income, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Piedmont Community Bank Group, Inc. and subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management’s assertion about the effectiveness of Piedmont Community Bank Group, Inc. and subsidiary’s internal control over financial reporting as of December 31, 2007 included under Item 8A “Controls and Procedures” in Piedmont Community Bank Group, Inc. and Subsidiary’s Annual Report on Form 10-KSB and, accordingly, we do not express an opinion thereon.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia

March 31, 2008

PIEDMONT COMMUNITY BANK GROUP, INC.

AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2007 and 2006

	2007	2006
ASSETS
Cash and due from banks	$1,570,492	$1,659,993
Interest-bearing deposits in banks	2,764,112	1,584,000
Federal funds sold	6,113,000	3,762,000
Securities held to maturity, at cost (fair value of $1,977,994 and $636,543, respectively)	1,999,674	644,912
Securities available for sale, at fair value	9,283,207	6,162,724
Restricted equity securities, at cost	1,115,730	767,245
Loans, less allowance for loan losses of $1,849,044 and $1,235,044, respectively	176,185,526	117,692,476
Accrued interest receivable	1,920,920	1,376,236
Premises and equipment, net	7,541,387	6,831,779
Other real estate owned	241,821	—
Bank owned life insurance	3,512,212	—
Other assets	792,860	562,674

Total assets	$213,040,941	$141,044,039

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$5,663,482	$5,187,150
Interest-bearing	174,772,117	106,897,692

Total deposits	180,435,599	112,084,842
Accrued interest payable	947,614	941,498
Other borrowings	14,100,000	9,100,000
Federal funds purchased	—	1,977,500
Other liabilities	387,261	789,275

Total liabilities	195,870,474	124,893,115

Shareholders’ equity:
Common stock, (no par value, 2007), ($5.00 par value, 2006), 10,000,000 shares authorized; 1,630,734 and 1,630,762 shares issued and outstanding, respectively	16,089,274	6,794,840
Capital surplus	—	9,017,451
Undivided profits	1,073,576	405,061
Accumulated other comprehensive income (loss)	7,617	(66,428)

Total shareholders’ equity	17,170,467	16,150,924

Total liabilities and shareholders’ equity	$213,040,941	$141,044,039

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

PIEDMONT COMMUNITY BANK GROUP, INC.

AND SUBSIDIARY

Consolidated Statements of Income and Other Comprehensive Income

Years Ended December 31, 2007 and 2006

	2007	2006
Interest and dividend income:
Loans, including fees	$12,616,823	$7,958,505
Securities available for sale	426,389	255,901
Securities held to maturity	65,127	13,949
Interest-bearing deposits in banks	159,748	77,087
Federal funds sold	141,155	48,344
Dividends	48,659	31,616

	13,457,901	8,385,402

Interest expense:
Deposits	7,278,710	3,884,734
Other borrowings	545,721	435,364

	7,824,431	4,320,098

Net interest income	5,633,470	4,065,304
Provision for loan losses	614,000	356,092

Net interest income after provision for loan losses	5,019,470	3,709,212

Noninterest income:
Service charges on deposit accounts	106,468	83,601
Mortgage origination income	157,295	280,632
Other	65,840	40,466

	329,603	404,699

Noninterest expense:
Salaries and employee benefits	2,252,030	1,677,163
Equipment and occupancy	440,997	361,660
Other operating	1,502,372	929,054

	4,195,399	2,967,877

Income before provision for income taxes and minority interest in net income of subsidiary	1,153,674	1,146,034
Provision for income taxes	484,733	410,581

Income before minority interest in net income of subsidiary	668,941	735,453
Minority interest in net income of subsidiary	—	(3,894)

Net income	668,941	731,559
Other comprehensive income (loss):
Unrealized gain on securities available for sale arising during period, net of tax expense of $44,903 and $7,620, respectively	74,045	26,562

Comprehensive income	$742,986	$758,121

Income per share:
Basic	$0.41	$0.45

Diluted	$0.40	$0.44

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

PIEDMONT COMMUNTIY BANK GROUP, INC.

AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity

Years Ended December 31, 2007 and 2006

	Shares	Common Stock	Capital Surplus	(Accumulated Deficit) Undivided Profits	Accumulated Other Comprehensive Income (loss)	Total Shareholders’ Equity
Balance, December 31, 2005	1,362,127	6,810,635	8,767,883	(326,498)	(92,990)	15,159,030
Net income	—	—	—	731,559	—	731,559
Redemption of common stock	(3,159)	(15,795)	(28,431)	—	—	(44,226)
Stock based employee compensation cost	—	—	277,999	—	—	277,999
Other comprehensive income	—	—	—	—	26,562	26,562

Balance, December 31, 2006	1,358,968	6,794,840	9,017,451	405,061	(66,428)	16,150,924
Net income	—	—	—	668,941	—	668,941
Formation of holding company	—	9,017,451	(9,017,451)	—	—	—
1.2 for 1 stock split	271,766	—	—	(426)	—	(426)
Stock based employee compensation cost	—	276,983	—	—	—	276,983
Other comprehensive income	—	—	—	—	74,045	74,045

Balance, December 31, 2007	1,630,734	$16,089,274	$—	$1,073,576	$7,617	$17,170,467

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

PIEDMONT COMMUNITY BANK GROUP, INC.

AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2007 and 2006

	2007	2006
Cash flow from operating activities:
Net income	$668,941	$731,559
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	293,876	190,465
Provision for loan losses	614,000	356,092
Increase in cash surrender value of life insurance	(12,212)	—
Share based compensation cost	276,983	277,999
Deferred taxes	(238,043)	(156,532)
Increase in accrued interest receivable	(544,684)	(721,993)
Increase in accrued interest payable	6,116	545,405
Net other operating activities	(420,719)	267,204

Net cash flow provided by operating activities	644,258	1,490,199

Cash flow from investing activities:
Net increase in loans	(59,348,871)	(38,761,826)
Net increase in federal funds sold	(2,351,000)	(3,205,000)
Net increase in interest-bearing deposits in banks	(1,180,112)	—
Purchases of restricted equity securities	(348,485)	(393,545)
Purchases of securities available for sale	(4,497,327)	(1,001,529)
Proceeds from maturities of securities available for sale	1,473,395	315,727
Purchase of securities held to maturity	(1,355,000)	(451,723)
Proceeds from maturities of securities held to maturity	—	18,811
Purchase of bank owned life insurance	(3,500,000)	—
Purchases of premises and equipment	(999,190)	(3,514,463)

Net cash flow used in investing activities	(72,106,590)	(46,993,548)

Cash flow from financing activities:
Net increase in deposits	68,350,757	40,231,869
Payment of dividends on fractional shares	(426)	—
Redemption of common stock	—	(44,226)
Net (decrease) increase in Federal funds purchased	(1,977,500)	1,977,500
Proceeds from Federal Home Loan Bank advances	5,000,000	9,100,000
Repayment of Federal Home Loan Bank advances	—	(5,000,000)

Net cash flow provided by financing activities	71,372,831	46,265,143

Net increase (decrease) in cash and due from banks	(89,501)	761,794
Cash and due from banks at beginning of period	1,659,993	898,199

Cash and due from banks at end of period	$1,570,492	$1,659,993

Supplemental schedule of noncash investing and financing activities –
Change in accumulated other comprehensive loss	$(74,045)	$26,562

Transfer of loans to other real estate	$(241,821)	$—

Supplemental disclosures of cash flow information – Cash paid for:
Interest	$7,818,315	$3,774,693

Income taxes	$1,211,258	$25,430

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

PIEDMONT COMMUNITY BANK GROUP, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNT POLICIES

Nature of Business

Piedmont Community Bank Group, Inc. (the “Company”) is a one-bank holding company with respect to its wholly-owned subsidiary bank, Piedmont Community Bank (the “Bank”). The Company was organized on April 26, 2006 and consummated the acquisition of all of the outstanding common stock of the Bank in exchange for 1,358,968 shares of $5 par value common stock on February 7, 2007. In accounting for the transaction, the $5 par value common stock of the Bank became no par value common stock of the Company. The formation and reorganization was approved by the shareholders during the fourth quarter of 2006.

The Bank is a commercial bank headquartered in Gray, Jones County, Georgia. The Bank provides a full range of banking services in its primary market areas of Jones, Bibb, Monroe, Houston, Greene, Baldwin, Putnam and the surrounding counties.

Basis of Presentation

In preparing the consolidated financial statements in accordance with accounting principles, generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, deferred income taxes, the valuation of foreclosed assets, determination of fair values of financial instruments and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed assets, management obtains independent appraisals for significant collateral.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from interest bearing deposits in banks, loans, federal funds purchased and sold and deposits are reported net.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive (income) loss. Equity securities including restricted equity securities without a readily determinable fair value are classified as available for sale and recorded at cost.

The amortization of premiums and accretion of discounts are recognized in interest income using a level yield method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the trade date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNT POLICIES (Continued)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recover in fair value.

Loans

Loans are reported at their outstanding principal balances less net deferred loan origination fees and costs and the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan using the straight line method.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income or charged-off, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Bank will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectability of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectability of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentration and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are identified as impaired. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNT POLICIES (Continued)

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation, computed principally by the straight-line method over the following estimated useful lives of the assets or the expected terms of the leases, if shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.

Asset Type	Useful Life
Land improvements	15 years
Buildings	10-40 years
Furniture and equipment	3-10 years
Computer software	3 years

Other Real Estate Owned

Other real estate owned represent properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is recorded for those deferred tax items for which it is more likely than not, that realization will not occur in the near term.

Bank Owned Life Insurance

During 2007, the Bank invested in bank-owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on certain employees. The Bank is the owner and beneficiary of the policies. Income from the increase in cash surrender value of the policies is included on the income statements. The investment in BOLI totaled $3,512,212 million at December 31, 2007.

Stock Compensation Plan

The Company has a stock-based employee/director compensation plan which is more fully described in Note 10. Statement of Financial Accounting Standards (SFAS) No. 123(R) (revised 2004), Share-Based Payment requires an entity to recognize the cost of employee services received in share-based payment transactions and measure the cost on a grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award.

Mortgage Origination Income

The Bank originates and processes mortgage loans for independent investors. These mortgage loans are handled and closed by the independent investors. Mortgage origination income represents commissions paid by the investors and is recognized at date of loan closing.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNT POLICIES (Continued)

Earning per Common Share

SFAS No. 128, Earnings Per Share, establishes standards for computing and presenting basic and diluted earnings per share. In this regard, the Company is required to report earnings per common share with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants on the face of the statements of income. Earnings per common share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. Presented below is a summary of the components used to calculate basic and diluted earnings per common share.

	Years Ended December 31,
	2007	2006
Basic earnings per share:
Weighted average common shares outstanding	1,630,742	1,630,866

Net income	$668,941	$731,559

Basic earnings per share	$0.41	$0.45

Diluted earnings per share:
Weighted average common shares outstanding	1,630,742	1,630,866
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the period	25,151	29,669

Total weighted average common shares and common stock equivalents outstanding	1,655,893	1,660,535

Net income	$668,941	$731,559

Diluted earnings per share	$0.40	$0.44

Options to purchase 380,705 shares of common stock at prices ranging from $11.67 to $13.75 per share were outstanding during the year but were not included in the computation of diluted earnings per share for the quarter ended December 31, 2007 because the options’ exercise price was greater than the average market price of the common shares.

Comprehensive Income

Accounting principles generally require recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recent Accounting Standards

In September 2006, the FASB issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 provides detailed guidance for the financial statement recognition, measurement, and disclosure of uncertain tax positions recognized in the financial statements. FIN 48 requires an entity to recognize the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. If the tax position meets the more-likely-than-not recognition threshold, the tax effect is recognized at the largest amount of the benefit that is greater than 50% likely of being realized upon ultimate settlement. Any difference between the tax position taken in the tax return and the tax position recognized in the financial statements using the criteria above results in the recognition of a liability in the financial statements for the unrecognized benefit. Similarly, if a tax position fails to meet the more-likely-than-not recognition threshold, the benefit taken in a tax return will also result in the recognition of a liability in the financial statements for the full amount of the unrecognized benefit. The new interpretation was effective for the Company for the year ended December 31, 2007. The adoption of this new accounting principle did not have a significant impact on the Company’s financial position, results of operations, or cash flows.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNT POLICIES (Continued)

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. SFAS No. 157 is effective for the fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not anticipate the adoption of this new accounting principle to have a material effect on its financial condition or results of operations. The adoption of this standard is not expected to have a material impact on the financial condition or results of operation of the Company and the Company did not early implement.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for financial statements issued for fiscal years after November 15, 2007. The adoption of this standard is not expected to have a material impact on the financial condition or results of operation of the Company and the Company did not early implement.

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
December 31, 2007:
Government sponsored agencies	$7,368,382	$61,452	$(5,161)	$7,424,673
Mortgage-backed securities	1,902,588	821	(44,875)	1,858,534

	$9,270,970	62,273	(50,036)	$9,283,207

December 31, 2006:
Government sponsored agencies	$4,537,792	$1,927	$(53,272)	$4,486,447
Mortgage-back securities	1,731,643	—	(55,366)	1,676,277

	$6,359,435	$1,927	$(108,638)	$6,162,724

Held to Maturity
December 31, 2007:
State and county municipals	$1,999,674	$1,390	$(23,070)	$1,977,994

December 31, 2006:
State and county municipals	$644,912	$1,896	$(10,265)	$636,543

The market value of investment securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2007 and 2006, all unrealized losses in the investment securities portfolio were for debt securities. These unrealized losses are considered temporary because of acceptable investment grades and our ability to hold these securities until a market price recovery or maturity.

Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time individual securities have been in a continuous loss position, follows:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2007:
Government sponsored agencies	$—	$—	$1,205,484	$(16,456)	$1,205,484	$(16,456)
State and county municipals	490,000	(10,000)	1,285,180	(13,070)	1,775,180	(23,070)
Mortgage-backed securities	—	—	1,202,916	(33,580)	1,202,916	(33,580)

	$490,000	$(10,000)	$3,693,580	$(63,106)	$4,183,580	$(73,106)

December 31, 2006:
Government sponsored agencies	$499,300	$(336)	$3,230,633	$(52,936)	$3,729,933	$(53,272)
State and county municipals	245,000	(5,000)	187,985	(5,265)	432,985	(10,265)
Mortgage-backed securities	—	—	1,431,618	(55,366)	1,431,618	(55,366)

	$744,300	$(5,366)	$4,850,236	$(113,567)	$5,594,536	$(118,903)

The amortized cost and fair value of debt securities available for sale as of December 31, 2007 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$1,001,811	$996,650	$—	$—
Due from one to five years	3,032,344	3,058,348	173,250	171,430
Due from five to ten years	1,336,727	1,358,475	201,424	202,814
Due after ten years	1,997,500	2,011,200	1,625,000	1,603,750
Mortgage backed securities	1,902,588	1,858,534	—	—

	$9,270,970	$9,283,207	$1,999,674	$1,977,994

There were no sales of securities for the years ended December 31, 2007 and 2006.

Investment securities with a carrying amount of $1,512,629 and $652,152 at December 31, 2007 and 2006, respectively, were pledged as collateral on public deposits and for other purposes as required by law.

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2007	2006
Commercial	$19,031,997	$6,946,346
Real estate – construction	37,310,324	25,002,006
Real estate – mortgage	19,212,502	12,846,584
Real estate – commercial	100,505,031	72,088,049
Consumer installment and other	1,993,067	2,108,892

	178,052,921	118,991,877
Deferred loan fees	(18,351)	(64,357)
Allowance for loan losses	(1,849,044)	(1,235,044)

Loans, net	$176,185,526	$117,692,476

Changes in the allowance for loan losses are as follow:

	December 31,
	2007	2006
Balance, beginning of year	$1,235,044	$878,845
Provision for loan losses	614,000	356,092
Loans charged off	—	(1,567)
Recoveries of loans previously charged off	—	1,674

Balance, end of year	$1,849,044	$1,235,044

The following is a summary of information pertaining to impaired loans, nonaccrual loans and loans past due 90 days or more:

	As of and for the Years Ended December 31,
	2007	2006
Impaired loans with a valuation allowance	$2,812,672	$—
Impaired loans without a valuation allowance	1,531,912	—

Total impaired loans	$4,344,584	$—

Valuation allowance related to impaired loans	$104,752	$—
Total nonaccrual loans	$128,113	$—
Total loans past due ninety days or more and still accruing	$200,253	$—
Average investment in impaired loans	$29,399	$—
Interest income recognized on impaired loans	$—	$—

In the ordinary course of business, the Bank has granted loans to certain related parties, including executive officers, directors and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2007 are as follows:

Balance, beginning of year	$3,601,420
Advances	1,254,039
Repayments	(1,575,324)

Balance, end of year	$3,280,135

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment is summarized as follows:

	December 31,
	2007	2006
Land and land improvements	$3,475,218	$3.468,058
Buildings	3,101,282	2,749,091
Furniture and equipment	1,606,507	1,012,799
Computer software	253,191	207,059

	8,436,198	7,437,007
Accumulated depreciation and amortization	(894,811)	(605,228)

	$7,541,387	$6,831,779

Depreciation expense for the years ended December 31, 2007 and 2006 was $289,583 and $190,463, respectively. Subsequent to December 31, 2007 the Company entered into a contract for the construction of a branch totaling

Pursuant to the terms of noncancelable lease agreements in effect at December 31, 2007, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

Years Ended December 31,	Amount
2008	$29,495
2009	9,832

$39,327

The leases contain options to extend for periods from two to four years. The cost of such rentals is not included above. Total rent expense for the years ended December 31, 2007 and 2006 amounted to $27,518 and $19,844, respectively.

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2007 and 2006 was $40,782,596 and $32,700,155. The scheduled maturities of time deposits at December 31, 2007 are as follows:

2008	$102,147,555
2009	10,248,886
2010	1,858,094
2011	1,149,796
2012	1,042,785
2013 and thereafter	99,000

$116,546,116

The Bank had brokered deposits of $16,495,000 and $9,354,000 at December 31, 2007 and 2006, respectively.

NOTE 6. OTHER BORROWINGS

Federal Home Loan Bank (FHLB) advances as of December 31, 2007 and 2006 are summarized as follows:

		December 31,
	Maturity Date	2007	2006
4.20% Fixed rate	October 3, 2016	$9,100,000	$9,100,000
4.286% Fixed rate	March 9, 2012	3,000,000	—
4.82% Fixed rate	June 29, 2012	1,000,000	—

		$13,100,000	$9,100,000

The advances from the FHLB are secured by certain qualifying loans of $23,894,886 and FHLB stock of $843,400.

Advances on a line of credit as of December 31, 2007 and 2006 are summarized as follows:

		December 31,
	Maturity Date	2007	2006
Prime minus 0.75% floating (6.50% at December 31, 2007)	September 12, 2008	1,000,000	—

		$1,000,000	$—

In addition, the Bank has available unused lines of credit with various financial institutions totaling $12,500,000 at December 31, 2007.

NOTE 7. INCOME TAXES

Income taxes consist of the following:

	Years Ended December 31,
	2007	2006
Current	$722,776	$567,113
Deferred	(238,043)	(156,532)

Income taxes	$484,733	$410,581

The Company’s income tax differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences as of December 31, 2007 and 2006 is as follows:

	Years Ended December 31,
	2007	2006
Tax provision at federal statutory rate	$392,249	$388,328
Tax-free income	(19,075)	(4,743)
Disallowed interest expense	4,557	1,034
Incentive stock compensation	43,877	38,491
State income tax	29,500	19,117
Other items, net	33,625	(31,646)

Income taxes	$484,733	$410,581

The components of deferred taxes are as follows:

	December 31,
	2007	2006
Deferred income tax assets:
Loan loss reserves	$658,554	$426,856
Preopening and organization expenses	12,473	19,387
Non-qualified stock compensation	118,009	62,185
Securities available for sale	—	40,283

	789,036	548,711

Deferred income tax liabilities:
Depreciation	148,962	103,667
Securities available for sale	4,620	—
Other items	—	2,730

	153,582	106,397

Net deferred income taxes	$635,454	$442,314

NOTE 8. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Bank’s commitments is as follow:

	December 31,
	2007	2006
Commitment to extend credit	$33,158,000	$30,576,000
Letters of credit	20,000	20,000

	$33,178,000	$30,596,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation for the party. Collateral held varies, but may include property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

At December 31, 2007 and 2006, the carrying amount of liabilities related to the Bank’s obligation to perform under standby letters of credit was insignificant. The Bank has not been required to perform on any standby letters of credit, and the Bank has not incurred any losses on standby letters of credit for the years ended December 31, 2007 and 2006.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

NOTE 9. CONCENTRATIONS OF CREDIT

The Bank originates primarily commercial, residential and consumer loans to customers in its primary market area. The ability of the majority of the Bank’s customers to honor their contractual loan obligations is dependent on the economy in these areas. Eighty-eight percent of the Bank’s loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Bank’s market area.

The Bank, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital or approximately $4,272,000.

NOTE 10. STOCK OPTIONS

The Company has a Stock Option Plan (“Plan”) that offers stock options to key employees and directors to encourage continued employment by facilitating their purchase of an equity interest in the Company. The options granted under the Plan may either be incentive stock options or non-qualified stock options as specified in the option agreement. These options are granted at the discretion of the Board of Directors at an exercise price at least equal to the fair market value of the common stock on the date of the grant. The options have a term of ten years from the date of grant and vest ratably over varying vesting periods. A total of 383,502 shares have been reserved under the Plan.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton option-pricing model with the weighted-average assumptions listed in the table below. Expected volatility is based on expected volatility of similar entities. Expected dividends are based on anticipated dividends over the expected life and the market price of the Company’s stock price at grant date. Historical data is used to estimate option exercises and employee terminations within the valuation mode. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected life of the options granted is estimated based on the short-cut method. There were no stock options granted during the year ended December 31, 2007. The following assumptions were used for the year ended December 31, 2006.

2006
Weighted-average risk-free interest rate	4.71%
Expected life of the options	6.5 years
Expected dividends (as a percentage of the fair value of the stock)	1.10%
Expected volatility	17.34%
Weighted-average grant date fair value	$3.67

A summary of activity of the Company’s Stock Plan is as follows:

	2007
	Number	Weighted- Average Exercise Price
Outstanding at beginning of year	380,705	$11.68
Granted	—
Exercised	—
Forfeited/Expired	—

Outstanding at end of year	380,705	11.68

Options exercisable at year-end	199,732	11.67

The weighted-average fair value of options granted during the year ended December 31, 2007 and 2006 was $-0- and $3.06, respectively.

Information pertaining to options outstanding December 31, 2007 as follows:

Options Outstanding				Options Exercisable
Number Outstanding	Weighted- Average remaining contractual life	Weighted- Average exercise price	Aggregate Intrinsic Value	Number exercisable	Weighted- average exercise price
380,705	7.78	$11.67	$-0-	199,732	$11.67

As of December 31, 2007, the weighted-average remaining contractual life of the options outstanding was 7.78 years.

	Number of shares	Weighted-Average Grant Date Fair Value
Non-vested options, December 31, 2006	271,666	$3.78
Granted	—	$—
Vested	(90,693)	$3.78
Forfeited/Expired	—	$—

Non-vested options, December 31, 2007	180,973	$3.78

There were no options exercised during the years ended December 31, 2007 and 2006. The total fair value of options vested during the years ended December 31, 2007 and 2006 was $342,674 and $104,275, respectively.

The compensation cost charged against income for the years ended December 31, 2007 and 2006 was $332,398 and $277,999, respectively. Income tax benefits recognized for the years ended December 31, 2007 and 2006 was $67,005 and $62,185, respectively.

At December 31, 2007, there was approximately $317,000 of unrecognized compensation cost related to stock-based payments, which is expected to be recognized over a weighted-average period of 0.73 years.

NOTE 11. REGULATION MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulator approval. At December 31, 2007, approximately $346,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and Bank are subject to various capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary regulatory actions by regulators that, if undertaken, could have a direct material effect on the Company and Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and Bank’s capital classification is also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy requires the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2007 and 2006, that the Company and Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2007, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-baked, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category. Prompt corrective action provisions are not applicable to bank holding companies.

The Bank’s actual capital amounts (in thousands) and ratios are presented in the following table.

	Actual		Adequacy Purposes:		To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007:
Total Capital (to Risk Weighted Assets)
Consolidated	$19,012	9.6%	$15,838	8.00%	$19,797	10.0%
Bank	$20,000	10.1%	$15,837	8.0%	$19,796	10.0%
Tier I Capital (to Risk Weighted Assets)
Consolidated	$17,163	8.7%	$7,919	4.0%	$11,878	6.0%
Bank	$18,151	9.2%	$7,918	4.0%	$11,877	6.0%
Tier I Capital (to Average Assets)
Consolidated	$17,163	8.7%	$7,220	4.0%	$9,025	5.0%
Bank	$18,151	9.2%	$7,917	4.0%	$9,896	5.0%

As of December 31, 2006: (Bank Only)
Total Capital (to Risk Weighted Assets)	$17,452	12.8%	$10,873	8.0%	$13,591	10.0%
Tier I Capital (to Risk Weighted Assets)	$16,217	11.9%	$5,436	4.0%	$8,154	6.0%
Tier I Capital (to Average Assets)	$16,217	12.8%	$5,085	4.0%	$6,356	5.0%

NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash and due from banks and interest bearing deposits with other banks: Fair value equals the carrying value of such assets.

Investment securities and investment securities available for sale: Fair values for investment securities are based on bond accounting reports.

Loans: For variable rate loans, those repricing within six months or less, fair values are based on carrying values. Fixed rate commercial loans, other installment loans, and certain real estate mortgage loans were valued using discounted cash flows. The discount rates used to determine the present value of these loans were based on interest rates currently being charged by the bank on comparable loans as to credit risk term.

Deposit liabilities: The fair values of demand deposits are, as required by FAS107, equal to the carrying value of such deposits. Demand deposits include non-interest-bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. Discounted cash flaws are used to value fixed rate term deposits. The discount rate used is based on interest rates currently being offered by the bank on comparable deposits as to amount and term.

Short term borrowings: The carrying values of federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings approximate their carrying values.

FHLB and other Borrowings: The fair value of fixed rate borrowings are estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount on variable rate borrowings approximates their fair value. The fair value of convertible GHLB Borrowings is based on FHLB of Atlanta’s estimate.

Accrued Interest: The carrying amount of accrued interest approximates their fair value.

Off-Balance Sheet Instruments: Loan commitments are negotiated at current market rates and are relatively short-term in nature. Therefore, the estimated value of loan commitments approximates the fees charged.

The carrying amount and estimated fair values of the Company’s financial instruments are as follows:

	December 31,
	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial assets:
Cash, due from banks, interest-bearing deposits in banks and federal funds sold	$10,448	$10,448	$7,006	$7,006
Securities	12,399	12,377	7,575	7,567
Loans	176,186	176,916	117,692	117,339
Accrued interest receivable	1,921	1,921	1,376	1,376
Financial liabilities:
Deposits	180,436	180,669	112,085	112,051
Federal funds purchased	—	—	1,978	1,978
Other borrowings	14,100	14,569	11,078	11,054
Accrued interest payable	948	948	941	941
Unrecognized financial instruments-
Commitments to extend credit and standby letters of credit	33,178	295	30,467	284

NOTE 13. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expense are as follows:

	Years Ended December 31,
	2007	2006
Data processing	$177,793	$163,695
Professional services	303,716	110,269
All other operating	1,020,863	578,453

Other operating expenses	$1,502,372	$929,054

NOTE 14. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheet as of December 31, 2007 and statements of income and cash flows of Piedmont Community Bank Group, Inc. for the period ended December 31, 2007.

2007
Assets
Investment in subsidiary	$18,158,452
Other assets	14,182

Total assets	$18,172,634

Liabilities
Note payable	$1,000,000
Other liabilities	2,167

Total liabilities	1,002,167
Shareholders’ equity	17,170,467

Total liabilities and shareholders’ equity	$18,172,634

2007
Income
Dividends from subsidiary	$35,840

Total income	35,840

Expenses
Interest on other borrowings	2,167
Other expense	35,415

Total expenses	37,582

Loss before income tax benefit and equity in undistributed income of subsidiary	(1.742)
Income tax benefit	14,182

Income before equity in undistributed income of subsidiary	12,440
Equity in undistributed income of subsidiary	512,400

Net income	$524,840

The consolidated net income of Piedmont Community Bank Group, Inc. includes the income of the Bank, prior to the business combination, of $120,701. The net income of the parent company only includes the net income of the Bank subsequent to the business combination.

2007
Operating activities
Net income	$524,840
Adjustment to reconcile net income to net cash provided by operating activities:
Undistributed income of subsidiary	(512,400)
Other operating activities	(12,015)

Net cash provided by operating activities	425

Investing activities
Capital injection into subsidiary	(1,000,000)

Net cash provided by financing activities	(1,000,000)

Financing activities
Proceeds from note payable	1,000,000
Repayment of note payable	(425)

Net cash provided by financing activities	(1,000,425)

Net increase in cash	—
Cash at beginning of period	—

Cash at end of period	$—

NOTE 15. STOCK SPLIT

On April 19, 2007, the Board of Directors of Piedmont Community Bank Group, Inc. declared a 1.2 for 1 stock split payable on May 10, 2007 to shareholders of record as of April 30, 2007. As a part of the split, each shareholder received an additional one share of common stock for each five shares of common stock owned. All per share amounts in all periods have been retroactively adjusted for this split as if it occurred in the first year presented.

NOTE 16. STOCK OFFERING

On September 9, 2007, the Company filed a Registration Statement of Form SB-2 to register up to 600,000 shares of its common stock for sale in a public offering. The commencement of the proposed sale to the public is as soon as possible after the Registration Statement Becomes effective. The Company intends to use the proceeds of the offering for general corporate purposes, including the opening of new branches and working capital to expand our business.