Form 10-K, Exhibit 13
period 2008-12-31
Piedmont Community Bank Group, Inc.
filed 2009-03-30
CIK 1388337

Exhibit 13.1

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2008

PIEDMONT COMMUNITY BANK GROUP, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

December 31, 2008

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

RALPH S. McLEMORE, SR., CPA (1902-1981)
SIDNEY B. McNAIR, CPA (1913-1992)
RICHARD A. WHITTEN, JR., CPA
SIDNEY E. MIDDLEBROOKS, CPA, PC	ELIZABETH WARE HARDIN, CPA
RAY C. PEARSON, CPA	CAROLINE E. GRIFFIN, CPA
J. RANDOLPH NICHOLS, CPA	RONNIE K. GILBERT, CPA
WILLIAM H. EPPS, JR., CPA	RON C. DOUTHIT, CPA
RAYMOND A. PIPPIN, JR., CPA	CHARLES A. FLETCHER, CPA
JERRY A. WOLFE, CPA	MARJORIE HUCKABEE CARTER, CPA
W. E. BARFIELD, JR., CPA	BRYAN A. ISGETT, CPA
HOWARD S. HOLLEMAN, CPA	DAVID PASCHAL MUSE, JR., CPA
F. GAY McMICHAEL, CPA	KATHY W. FLETCHER, CPA

March 27, 2009

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Piedmont Community Bank Group, Inc.

We have audited the accompanying consolidated balance sheet of Piedmont Community Bank Group, Inc. and Subsidiary as of December 31, 2008 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Piedmont Community Bank Group, Inc. and Subsidiary for the year ended December 31, 2007, were audited by other auditors whose report, dated March 28, 2008 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Piedmont Community Bank Group, Inc. and Subsidiary as of December 31, 2008, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assessment of the effectiveness of Piedmont Community Bank Group, Inc. and Subsidiary’s internal control over financial reporting as of December 31, 2008, included under Item 9A, Controls and Procedures, in Piedmont Community Bank Group, Inc. and Subsidiary’s Annual Report on Form 10-K and, accordingly, we do not express an opinion thereon.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

PIEDMONT COMMUNITY BANK GROUP, INC.

AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2008 and 2007

	2008	2007
ASSETS
Cash and due from banks	$2,450,217	$1,570,492
Interest-bearing deposits in banks	3,802,160	2,764,112
Federal funds sold	7,198,000	6,113,000
Securities held to maturity, at cost (fair value of $2,464,937 and $1,977,994, respectively)	2,522,250	1,999,674
Securities available for sale, at fair value	24,786,543	9,283,207
Restricted equity securities, at cost	1,516,723	1,115,730
Loans, less allowance for loan losses of $2,948,204 and $1,849,044, respectively	190,016,311	176,185,526
Accrued interest receivable	2,215,265	1,920,920
Premises and equipment, net	8,418,500	7,541,387
Other real estate owned	8,845,275	241,821
Long-lived assets held for sale	681,707	—
Bank-owned life insurance	3,682,410	3,512,212
Other assets	1,972,615	792,860

Total assets	$258,107,976	$213,040,941

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$4,901,699	$5,663,482
Interest-bearing	216,177,748	174,772,117

Total deposits	221,079,447	180,435,599
Accrued interest payable	1,079,576	947,614
Other borrowings	19,736,933	14,100,000
Other liabilities	144,045	387,261

Total liabilities	242,040,001	195,870,474

Shareholders’ equity:
Preferred stock (no par value), 5,000,000 shares authorized: no shares issued and outstanding	—	—
Common stock, (no par value), 10,000,000 shares authorized: 1,630,734 shares issued and outstanding	16,334,059	16,089,274
Undivided profits (losses)	(470,431)	1,073,576
Accumulated other comprehensive income	204,347	7,617

Total shareholders’ equity	16,067,975	17,170,467

Total liabilities and shareholders’ equity	$258,107,976	$213,040,941

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

PIEDMONT COMMUNITY BANK GROUP, INC.

AND SUBSIDIARY

Consolidated Statements of Income and Other Comprehensive Income

Years Ended December 31, 2008 and 2007

	2008	2007
Interest and dividend income:
Loans, including fees	$11,500,070	$12,616,823
Securities available for sale	572,852	426,389
Securities held to maturity	86,237	65,127
Interest-bearing deposits in banks	141,994	159,748
Federal funds sold	45,485	141,155
Dividends	47,092	48,659

	12,393,730	13,457,901

Interest expense:
Deposits	7,572,546	7,278,710
Other borrowings	724,262	545,721

	8,296,808	7,824,431

Net interest income	4,096,922	5,633,470
Provision for loan losses	2,157,500	614,000

Net interest income after provision for loan losses	1,939,422	5,019,470

Noninterest income:
Service charges on deposit accounts	138,726	106,468
Mortgage origination income	39,092	157,295
Gain on sale of securities	61,952	—
Other	396,167	65,840

	635,937	329,603

Noninterest expense:
Salaries and employee benefits	2,449,643	2,252,030
Equipment and occupancy	558,097	440,997
Other operating	2,183,796	1,502,372

	5,191,536	4,195,399

Income (loss) before provision for income taxes (benefits)	(2,616,177)	1,153,674

Provision for income taxes (benefits)	(1,072,170)	484,733

Net income (loss)	(1,544,007)	668,941

Other comprehensive income (loss):
Gains on securities arising during the year	237,618	74,045
Reclassification adjustment	(40,888)	—

Change in net unrealized gains on securities available for sale, net of reclassification adjustment and tax effects	196,730	74,045

Comprehensive income (loss)	$(1,347,277)	$742,986

Earnings (loss) per share:
Basic	$(0.95)	$0.41

Diluted	$(0.95)	$0.40

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

PIEDMONT COMMUNITY BANK GROUP, INC.

AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity

Years Ended December 31, 2008 and 2007

	Shares	Common Stock	Capital Surplus	Undivided Profits (Losses)	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance, December 31, 2006	1,358,968	$6,794,840	$9,017,451	$405,061	$(66,428)	$16,150,924
Net income	—	—	—	668,941	—	668,941
Formation of holding company	—	9,017,451	(9,017,451)	—	—	—
1.2 for 1 stock split	271,766	—	—	(426)	—	(426)
Stock-based employee compensation cost	—	276,983	—	—	—	276,983
Other comprehensive income	—	—	—	—	74,045	74,045

Balance, December 31, 2007	1,630,734	16,089,274	—	1,073,576	7,617	17,170,467
Net loss	—	—	—	(1,544,007)	—	(1,544,007)
Stock-based employee compensation cost	—	244,785	—	—	—	244,785
Other comprehensive income	—	—	—	—	196,730	196,730

Balance, December 31, 2008	1,630,734	$16,334,059	$—	$(470,431)	$204,347	$16,067,975

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

PIEDMONT COMMUNITY BANK GROUP, INC.

AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2008 and 2007

	2008	2007
Cash flow from operating activities:
Net income (loss)	$(1,544,007)	$668,941
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	287,963	293,876
Provision for loan losses	2,157,500	614,000
Increase in cash surrender value of life insurance	(170,198)	(12,212)
Share-based compensation cost	244,785	276,983
Deferred taxes	(275,538)	(238,043)
Increase in accrued interest receivable	(294,345)	(544,684)
Increase in accrued interest payable	131,962	6,116
Loss on disposal of bank premises and equipment	36,886	—
Gain on sale of other real estate	(156,110)	—
Gain on sale of securities available for sale	(63,554)	—
Loss on sale of securities held to maturity	1,602	—
Net other operating activities	(1,147,432)	(420,719)

Net cash flow provided by operating activities	(790,486)	644,258

Cash flow from investing activities:
Net increase in loans	(29,587,115)	(59,348,871)
Net increase in federal funds sold	(1,085,000)	(2,351,000)
Net increase in interest-bearing deposits in banks	(1,038,048)	(1,180,112)
Purchases of restricted equity securities	(400,993)	(348,485)
Purchases of securities available for sale	(24,152,669)	(4,497,327)
Proceeds from sale of securities available for sale	4,551,750	—
Proceeds from maturities of securities available for sale	4,471,461	1,473,395
Purchase of securities held to maturity	(750,000)	(1,355,000)
Proceeds from sale of securities held to maturity	199,650	—
Proceeds from maturities of securities held to maturity	26,000	—
Purchase of bank-owned life insurance	—	(3,500,000)
Purchases of premises and equipment	(1,974,882)	(999,190)
Proceeds from sale of other real estate	5,129,276	—

Net cash flow used in investing activities	(44,610,570)	(72,106,590)

Cash flow from financing activities:
Net increase in deposits	40,643,848	68,350,757
Payment of dividends on fractional shares	—	(426)
Net (decrease) increase in federal funds purchased	—	(1,977,500)
Proceeds from Federal Home Loan Bank advances	4,800,000	4,000,000
Repayment of Federal Home Loan Bank advances	(2,100,000)	—
Proceeds from other borrowings	3,936,933	1,000,000
Repayment of other borrowings	(1,000,000)	—

Net cash flow provided by financing activities	46,280,781	71,372,831

Net increase (decrease) in cash and due from banks	879,725	(89,501)
Cash and due from banks at beginning of period	1,570,492	1,659,993

Cash and due from banks at end of period	$2,450,217	$1,570,492

Supplemental schedule of noncash investing and financing activities –
Change in accumulated other comprehensive loss	$196,730	$(74,045)

Transfer of loans to other real estate	$13,598,830	$(241,821)

Supplemental disclosures of cash flow information – Cash paid for:
Interest	$8,164,846	$7,818,315

Income taxes	$237,165	$1,211,258

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

PIEDMONT COMMUNITY BANK GROUP, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

Basis of Presentation

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

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

In certain instances, amounts reported in prior years’ consolidated financial statements and note disclosures have been reclassified to conform to statement presentations selected for 2008. Such reclassifications had no effect on previously reported shareholders’ equity or net income.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from interest-bearing deposits in banks, loans, federal funds purchased and sold and deposits are reported net.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss). Equity securities including restricted equity securities without a readily determinable fair value are classified as available for sale and recorded at cost.

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

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans

Loans are reported at their outstanding principal balances less net deferred loan origination fees and costs and the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan using the straight-line method.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income or charged off, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

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

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentration and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are identified as impaired. The general component covers nonimpaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Long-Lived Assets Held For Sale

Long-lived assets held for sale consist of land originally purchased for branch expansion. Due to the current economic slowdown and changes in the market conditions, the Bank has decided not to open an office any time in the near future. The property has been listed for sale and is carried at cost.

Other Real Estate Owned

Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized to the extent permitted by the overall fair value of the property, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur in the near term.

Bank-Owned Life Insurance

During 2007, the Bank invested in bank-owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on certain employees. The Bank is the owner and beneficiary of the policies. Income from the increase in cash surrender value of the policies is included on the consolidated statements of income. The investment in BOLI totaled $3,682,410 million at December 31, 2008.

Stock Compensation Plan

The Company has a stock-based employee/director compensation plan which is more fully described in Note 11. Statement of Financial Accounting Standards (SFAS) No. 123(R) (revised 2004), Share-Based Payment, requires an entity to recognize the cost of employee services received in share-based payment transactions and measure the cost on a grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award.

Mortgage Origination Income

The Bank originates and processes mortgage loans for independent investors. These mortgage loans are handled and closed by the independent investors. Mortgage origination income represents commissions paid by the investors and is recognized at date of loan closing.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earning per Common Share

SFAS No. 128, Earnings Per Share, establishes standards for computing and presenting basic and diluted earnings per share. In this regard, the Company is required to report earnings per common share with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants on the face of the consolidated statements of income. Earnings per common share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. Presented below is a summary of the components used to calculate basic and diluted earnings per common share.

	Years Ended December 31,
	2008	2007
Basic earnings (loss) per share:
Weighted average common shares outstanding	1,630,742	1,630,742

Net income (loss)	$(1,544,007)	$668,941

Basic earnings (loss) per share	$(0.95)	$0.41

Diluted earnings (loss) per share:
Weighted average common shares outstanding	1,630,742	1,630,742
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the period	—	25,151

Total weighted average common shares and common stock equivalents outstanding	1,630,742	1,655,893

Net income (loss)	$(1,544,007)	$668,941

Diluted earnings (loss) per share	$(0.95)	$0.40

Options to purchase 348,090 shares of common stock at prices ranging from $11.67 to $13.75 per share were outstanding during the year but were not included in the computation of diluted earnings per share for the year ended December 31, 2008 because the options’ exercise price was greater than the average market price of the common shares.

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

Recent Accounting Standards

SFAS No. 141, Business Combinations (Revised 2007). SFAS No. 141R replaces SFAS No. 141, Business Combinations, and applies to all transactions and other events in which one entity obtains control over one or more other businesses. SFAS No. 141R requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities and any noncontrolling interest in the acquiree at fair value as of the acquisition date. Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt. This fair value approach replaces the cost-allocation process required under SFAS No. 141 whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value. SFAS No. 141R requires acquirers to expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case under SFAS No. 141. Under SFAS No. 141R, the requirements of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, would have to be met in order to accrue for a restructuring plan in purchase accounting. Pre-acquisition contingencies are to be recognized at fair value, unless it is a noncontractual contingency that is not likely to materialize, in which case, nothing should be recognized in purchase accounting and, instead, that contingency would be subject to the probable and estimable recognition criteria of SFAS No. 5, Accounting for Contingencies. SFAS No. 141R is expected to have an impact on the Company’s accounting for business combinations closing on or after January 1, 2009.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement 109. Interpretation No. 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously-recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Interpretation No. 48 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties. The adoption of Interpretation No. 48 on January 1, 2007 did not significantly impact the Company’s consolidated financial statements.

FSP No. 48-1 Definition of Settlement in FASB Interpretation No. 48. FSP No. 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP No. 48-1 was effective retroactively to January 1, 2007 and did not significantly impact the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurement. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which permits a one-year deferral for the implementation of SFAS No. 157 with regard to nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. The Company adopted SFAS No. 157 for the fiscal year beginning January 1, 2008, except for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis for which delayed application is permitted until the fiscal year beginning January 1, 2009. The Company is currently assessing the potential effect of the adoption of the remaining provisions of SFAS No. 157 on its financial position, results of operations and cash flows. The adoption of the remaining provisions of SFAS No. 157 is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment to FASB Statement No. 115. This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement requires a business entity to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. An entity may decide whether to elect the fair value option for each eligible item on its election date, subject to certain requirements described in the statement. SFAS No. 159 became effective for the Company on January 1, 2008. The Company elected not to adopt the fair value option.

SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB Statement No. 51. SFAS No. 160 amends Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, SFAS No. 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statements of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS No. 160 is effective for the Company on January 1, 2009 and is not expected to have a significant impact on the Company’s consolidated financial statements.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). The hierarchical guidance provided by SFAS 162 did not have a significant impact on the Company’s consolidated financial statements.

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
Available for Sale
December 31, 2008:
Government sponsored agencies	$4,828,071	$68,820	$—	$4,896,891
Mortgage-backed securities	19,630,116	309,996	(50,460)	19,889,652

	$24,458,187	$378,816	$(50,460)	$24,786,543

December 31, 2007:
Government sponsored agencies	$7,368,382	$61,452	$(5,161)	$7,424,673
Mortgage-backed securities	1,902,588	821	(44,875)	1,858,534

	$9,270,970	$62,273	$(50,036)	$9,283,207

Held to Maturity
December 31, 2008:
State and county municipals	$2,522,250	$10,786	$(68,099)	$2,464,937

December 31, 2007:
State and county municipals	$1,999,674	$1,390	$(23,070)	$1,977,994

The market value of investment securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2008 and 2007, all unrealized losses in the investment securities portfolio were for debt securities. These unrealized losses are considered temporary because of acceptable investment grades and the Company’s ability to hold these securities until a market price recovery or maturity.

NOTE 2. SECURITIES (CONTINUED)

Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time individual securities have been in a continuous loss position, follows:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
December 31, 2008:
State and county municipals	$590,651	$(34,349)	$1,091,250	$(33,750)	$1,681,901	$(68,099)
Mortgage-backed securities	5,794,044	(50,156)	53,260	(304)	5,847,304	(50,460)

	$6,384,695	$(84,505)	$1,144,510	$(34,054)	$7,529,205	$(118,559)

December 31, 2007:
Government sponsored agencies	$—	$—	$1,205,484	$(16,456)	$1,205,484	$(16,456)
State and county municipals	490,000	(10,000)	1,285,180	(13,070)	1,775,180	(23,070)
Mortgage-backed securities	—	—	1,202,916	(33,580)	1,202,916	(33,580)

	$490,000	$(10,000)	$3,693,580	$(63,106)	$4,183,580	$(73,106)

The amortized cost and fair value of debt securities available for sale as of December 31, 2008 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Due in one year or less	$—	$—	$522,250	$522,363
Due from one to five years	250,000	257,055	125,000	124,976
Due from five to ten years	585,369	589,936	250,000	260,673
Due after ten years	3,992,702	4,049,900	1,625,000	1,556,925
Mortgage-backed securities	19,630,116	19,889,652	—	—

	$24,458,187	$24,786,543	$2,522,250	$2,464,937

Proceeds from sales of investments available for sale were $4,551,750 in 2008 and $0 in 2007. Gross realized gains totaled $63,554 in 2008 and $0 in 2007. Gross realized losses totaled $0 in 2008 and 2007.

Proceeds from sales of investments held to maturity were $199,650 in 2008 and $0 in 2007. Gross realized gains totaled $0 in 2008 and 2007. Gross realized losses totaled $1,602 in 2008 and $0 in 2007. One investment held to maturity was sold during 2008 due to the bond rating falling below investment grade.

Investment securities with a carrying amount of $10,409,447 and $1,512,629 at December 31, 2008 and 2007, respectively, were pledged as collateral on public deposits and for other purposes as required by law.

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2008	2007
Commercial	$16,227,382	$19,031,997
Real estate – construction	34,735,791	37,310,324
Real estate – mortgage	19,694,402	19,212,502
Real estate – commercial	120,225,378	100,505,031
Consumer installment and other	2,077,490	1,993,067

	192,960,443	178,052,921
Net deferred loan (fees) costs	4,072	(18,351)
Allowance for loan losses	(2,948,204)	(1,849,044)

Loans, net	$190,016,311	$176,185,526

Changes in the allowance for loan losses are as follow:

	December 31,
	2008	2007
Balance, beginning of year	$1,849,044	$1,235,044
Provision for loan losses	2,157,500	614,000
Loans charged off	(1,058,340)	—
Recoveries of loans previously charged off	—	—

Balance, end of year	$2,948,204	$1,849,044

The following is a summary of information pertaining to impaired loans, nonaccrual loans, loans past due 90 days or more, and loans defined as troubled debt restructurings:

	As of and for the Years Ended
	December 31,
	2008	2007
Impaired loans with a valuation allowance	$4,454,191	$2,812,672
Impaired loans without a valuation allowance	19,033,119	1,531,912

Total impaired loans	$23,487,310	$4,344,584

Valuation allowance related to impaired loans	$211,331	$104,752
Total nonaccrual loans	$8,450,927	$128,113
Total loans past due ninety days or more and still accruing	$3,688,158	$200,253
Average investment in impaired loans	$23,170,652	$29,399
Interest income recognized on impaired loans	$1,004,577	$—
Troubled debt restructurings	$2,863,241	$—

In the ordinary course of business, the Bank has granted loans to certain related parties, including executive officers, directors and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2008 are as follows:

Balance, beginning of year	$3,280,135
Advances	1,305,701
Repayments	(811,867)

Balance, end of year	$3,773,969

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2008	2007
Land and land improvements	$2,960,595	$3,475,218
Buildings	4,478,297	3,101,282
Furniture and equipment	1,900,982	1,606,507
Computer software	348,260	253,191

	9,688,134	8,436,198
Accumulated depreciation and amortization	(1,269,634)	(894,811)

	$8,418,500	$7,541,387

Depreciation and amortization expense for the years ended December 31, 2008 and 2007 was $380,477 and $289,583, respectively.

Pursuant to the terms of noncancelable lease agreements in effect at December 31, 2008, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

Year Ended
December 31,	Amount
2009	$6,082

The leases contain options to extend for periods from two to four years. The cost of such rentals is not included above. Total rent expense for the years ended December 31, 2008 and 2007 amounted to $30,181 and $27,518, respectively.

NOTE 5.

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $93,332 and $59,980 as of December 31, 2008 and 2007, respectively.

Components of interest-bearing deposits are as follows:

	December 31,
	2008	2007
Interest-Bearing Demand	$15,481,338	$23,163,181
Savings	28,033,764	35,062,821
Time, $100,000 and Over	90,107,174	39,638,920
Other Time	82,555,472	76,907,195

	$216,177,748	$174,772,117

The aggregate amount of short-term time deposits in denominations of $100,000 or more at December 31, 2008 and 2007 was approximately $62,777,000 and $33,662,000. The scheduled maturities of time deposits at December 31, 2008 are as follows:

2009	$132,130,142
2010	38,025,178
2011	1,341,222
2012	1,058,821
2013	107,283
2014 and thereafter	—

$172,662,646

The Bank had brokered deposits of $40,988,000 and $16,495,000 at December 31, 2008 and 2007, respectively.

NOTE 6. OTHER BORROWINGS

Federal Home Loan Bank (FHLB) advances as of December 31, 2008 and 2007 are summarized as follows:

		December 31,
	Maturity Date	2008	2007
4.20% Fixed rate	October 3, 2016	$9,100,000	$9,100,000
4.286% Fixed rate	March 9, 2012	3,000,000	3,000,000
4.82% Fixed rate	June 29, 2012	1,000,000	1,000,000
0.46% Variable rate	March 2, 2009	900,000	—
2.36% Fixed rate	June 26, 2018	1,800,000	—

		$15,800,000	$13,100,000

The advances from the FHLB are secured by certain qualifying loans of $28,361,321, FHLB stock of $1,144,000 and cash of $105,000.

Advances on a line of credit as of December 31, 2008 and 2007 are summarized as follows:

		December 31,
	Maturity Date	2008	2007
Prime minus 1.0% floating, 3.25% floor	March 28, 2020	$3,411,933	$1,000,000
Unsecured – Directors 12% fixed	December 31, 2009	525,000	—
		$3,936,933	$1,000,000

In addition, the Bank has available unused lines of credit with various financial institutions totaling $12,500,000 at December 31, 2008.

NOTE 7. INCOME TAXES

Income taxes consist of the following:

	Years Ended December 31,
	2008	2007
Current	$(796,632)	$722,776
Deferred	(275,538)	(238,043)

Income taxes (benefits)	$(1,072,170)	$484,733

The Company’s income tax differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences as of December 31, 2008 and 2007 is as follows:

	Years Ended December 31,
	2008	2007
Tax provision at federal statutory rate	$(889,500)	$392,249
Tax-free income	(19,631)	(19,075)
Disallowed interest expense	3,255	4,557
Incentive stock compensation	33,162	43,877
State income tax	(190,421)	29,500
Other items, net	(9,035)	33,625

Income taxes (benefits)	$(1,072,170)	$484,733

NOTE 7. INCOME TAXES (CONTINUED)

The components of deferred taxes are as follows:

	December 31,
	2008	2007
Deferred income tax assets:
Loan loss reserves	$976,615	$658,554
Preopening and organization expenses	9,947	12,473
Nonqualified stock compensation	173,576	118,009
Deferred compensation	7,848	—

	1,167,986	789,036

Deferred income tax liabilities:
Depreciation	252,374	148,962
Securities available for sale	123,921	4,620

	376,295	153,582

Net deferred income taxes	$791,691	$635,454

NOTE 8. FAIR VALUE MEASUREMENTS

SFAS No. 157, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Assets

Securities

Where quoted prices are available in an active market, securities are classified within level 1 of the valuation hierarchy. Level 1 inputs include securities that have quoted prices in active markets for identical assets. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, included certain collateralized mortgage and debt obligations and certain high-yield debt securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within level 3 of the valuation hierarchy. When measuring fair value, the valuation techniques available under the market approach, income approach and/or cost approach are used. The Company’s evaluations are based on market data and the Company employs combinations of these approaches for its valuation methods depending on the asset class.

Impaired loans

SFAS No. 157 applies to loans measured for impairment using the practical expedients permitted by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, including impaired loans measured at an observable market price (if available), or at the fair value of the loan’s collateral (if the loan is collateral dependent). When fair value of the loan’s collateral is determined by appraisals or independent valuation which is then adjusted for the cost related to liquidation of the collateral, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

NOTE 8. FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table presents the recorded amount of the Company’s assets measured at fair value on a recurring or nonrecurring basis as of December 31, 2008 aggregated by the level in the fair value hierarchy within which those measurements fall.

		Fair Value Measurements at Reporting Date Using
	December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring
Securities Available for Sale
Government sponsored agencies	$4,896,891	$—	$4,896,891	$—
Mortgage-backed securities	19,889,652	—	19,889,652	—

	$24,786,543	$—	$24,786,543	$—

Nonrecurring
Impaired Loans	$23,275,979	$—	$—	$23,275,979

The Company did not identify any liabilities that are required to be presented at fair value.

NOTE 9. COMMITMENTS AND CONTINGENCIES

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

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Bank’s commitments is as follow:

	December 31,
	2008	2007
Commitment to extend credit	$21,434,000	$33,158,000
Letters of credit	20,000	20,000

	$21,454,000	$33,178,000

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

At December 31, 2008 and 2007, the carrying amount of liabilities related to the Bank’s obligation to perform under standby letters of credit was insignificant. The Bank has not been required to perform on any standby letters of credit, and the Bank has not incurred any losses on standby letters of credit for the years ended December 31, 2008 and 2007.

NOTE 9. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s consolidated financial statements.

NOTE 10. CONCENTRATIONS OF CREDIT

The Bank originates primarily commercial, residential and consumer loans to customers in its primary market area. The ability of the majority of the Bank’s customers to honor their contractual loan obligations is dependent on the economy in these areas. Ninety percent of the Bank’s loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Bank’s market area.

The Bank, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital or approximately $5,033,000.

NOTE 11. EMPLOYEE AND DIRECTOR BENEFITS

Stock Options

The Company has a Stock Option Plan (“Plan”) that offers stock options to key employees and directors to encourage continued employment by facilitating their purchase of an equity interest in the Company. The options granted under the Plan may either be incentive stock options or nonqualified stock options as specified in the option agreement. These options are granted at the discretion of the board of directors at an exercise price at least equal to the fair market value of the common stock on the date of the grant. The options have a term of ten years from the date of grant and vest ratably over varying vesting periods. A total of 383,502 shares have been reserved under the Plan.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton option-pricing model with the weighted-average assumptions listed in the table below. Expected volatility is based on expected volatility of similar entities. Expected dividends are based on anticipated dividends over the expected life and the market price of the Company’s stock price at grant date. Historical data is used to estimate option exercises and employee terminations within the valuation mode. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected life of the options granted is estimated based on the short-cut method. There were no stock options granted during the year ended December 31, 2008 or 2007. The following assumptions were used for the year ended December 31, 2006.

2006
Weighted-average risk-free interest rate	4.71%
Expected life of the options	6.5 years
Expected dividends (as a percentage of the fair value of the stock)	1.10%
Expected volatility	17.34%
Weighted-average grant-date fair value	$3.06

A summary of activity of the Company’s Stock Option Plan is as follows:

	2008
		Weighted-
		Average
	Number	Exercise Price
Outstanding at beginning of year	380,705	$11.68
Granted	—
Exercised	—
Forfeited/Expired	(32,615)	11.67

Outstanding at end of year	348,090	$11.72

Options exercisable at year-end	267,028	$11.68

NOTE 11. STOCK OPTIONS (CONTINUED)

Information pertaining to options outstanding December 31, 2008 as follows:

Options Outstanding				Options Exercisable
Number Outstanding	Weighted- average remaining contractual life	Weighted- average exercise price	Aggregate Intrinsic Value	Number exercisable	Weighted- average exercise price
348,090	6.78	$11.67	$-0-	267,028	$11.67

As of December 31, 2008, the weighted-average remaining contractual life of the options outstanding was 6.78 years.

	Number	Weighted-Average
	of	Grant Date
	shares	Fair Value
Nonvested options, December 31, 2007	180,973	$3.78
Granted	—	$—
Vested	(81,460)	$3.11
Forfeited/Expired	(18,451)	$3.50

Nonvested options, December 31, 2008	81,062	$3.10

There were no options exercised during the years ended December 31, 2008 and 2007. The total fair value of options vested during the years ended December 31, 2008 and 2007 was $253,222 and $342,674, respectively.

The compensation cost charged against income for the years ended December 31, 2008 and 2007 was $244,785 and $276,983, respectively. Income tax benefits recognized for the years ended December 31, 2008 and 2007 was $55,567 and $55,824, respectively.

At December 31, 2008, there was approximately $42,779 of unrecognized compensation cost related to stock-based payments, which is expected to be recognized over a weighted-average period of 0.27 years.

401(k) Profit Sharing Plan

The Company has a 401(k) profit sharing plan available to all eligible employees, subject to certain minimum age and service requirements. Contributions charged to expense totaled $38,993 and $30,401 for the years ended December 31, 2008 and 2007, respectively.

Deferred Compensation Plan

Effective August 1, 2008, the Bank commenced a salary continuation plan covering its executive officers through individual contracts. Under this plan, the Bank is committed to pay the individuals an annual benefit of 5 percent of the officer’s base salary at retirement. The benefit will be paid over a period of 15 years beginning at age 65. If the individual dies before age 65, a single lump sum payment equal to the accounting accrued liability as of the date of death will be paid to the individual’s beneficiary. Liabilities accrued under the plan totaled $15,280 as of December 31, 2008. Expense charged to operations totaled $15,280 for the year ended December 31, 2008. No benefits have been paid as of December 31, 2008.

Also, effective August 1, 2008, the Bank commenced a director’s fee continuation plan. Under this plan, the Bank is committed to pay an annual benefit of $1,000. The benefit will be paid over 10 years beginning at retirement. The total amount accrued under the plan is $865 as of December 31, 2008.

NOTE 12. REGULATION MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulator approval. At December 31, 2008, none of retained earnings were available for dividend declaration without regulatory approval.

The Company and Bank are subject to various capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary regulatory actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and Bank’s capital classification is also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy requires the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2008 and 2007, that the Company and Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2008, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category. Prompt corrective action provisions are not applicable to bank holding companies.

The Bank’s actual capital amounts (in thousands) and ratios are presented in the following table.

					To Be Well
					Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008:
Total Capital (to Risk Weighted Assets)
Consolidated	$18,398	8.2%	$17,852	8.0%	N/A	N/A
Bank	$22,327	10.0%	$17,850	8.0%	$22,312	10.0%
Tier I Capital (to Risk Weighted Assets)
Consolidated	$15,607	7.0%	$8,926	4.0%	N/A	N/A
Bank	$19,536	8.8%	$9,653	4.0%	$12,066	6.0%
Tier I Capital (to Average Assets)
Consolidated	$15,607	6.8%	$9,199	4.0%	N/A	N/A
Bank	$19,536	8.1%	$9,653	4.0%	$12,066	5.0%

As of December 31, 2007:
Total Capital (to Risk Weighted Assets)
Consolidated	$19,012	9.6%	$15,838	8.00%	N/A	N/A
Bank	$20,000	10.1%	$15,837	8.0%	$19,796	10.0%
Tier I Capital (to Risk Weighted Assets)
Consolidated	$17,163	8.7%	$7,919	4.0%	N/A	N/A
Bank	$18,151	9.2%	$7,918	4.0%	$11,877	6.0%
Tier I Capital (to Average Assets)
Consolidated	$17,163	8.7%	$7,220	4.0%	N/A	N/A
Bank	$18,151	9.2%	$7,917	4.0%	$9,896	5.0%

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash and due from banks and interest-bearing deposits with other banks: Fair value equals the carrying value of such assets.

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

Deposit liabilities: The fair values of demand deposits are, as required by FASB 107, equal to the carrying value of such deposits. Demand deposits include noninterest-bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. Discounted cash flows are used to value fixed rate term deposits. The discount rate used is based on interest rates currently being offered by the Bank on comparable deposits as to amount and term.

Short-term borrowings: The carrying values of federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings approximate their carrying values.

FHLB and other borrowings: The fair value of fixed rate borrowings are estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount on variable rate borrowings approximates their fair value. The fair value of convertible FHLB borrowings is based on FHLB of Atlanta’s estimate.

Accrued interest: The carrying amount of accrued interest approximates its fair value.

Off-balance sheet instruments: Loan commitments are negotiated at current market rates and are relatively short-term in nature. Therefore, the estimated value of loan commitments approximates the fees charged.

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The carrying amount and estimated fair values of the Company’s financial instruments are as follows:

	December 31,
	2008		2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In Thousands)
Financial assets:
Cash, due from banks, interest-bearing deposits in banks and federal funds sold	$13,450	$13,450	$10,448	$10,448
Securities	28,826	28,768	12,399	12,377
Loans	190,016	189,469	176,186	176,916
Accrued interest receivable	2,215	2,215	1,921	1,921
Financial liabilities:
Deposits	221,079	222,120	180,436	180,669
Other borrowings	19,737	19,488	14,100	14,569
Accrued interest payable	1,080	1,080	948	948
Unrecognized financial instruments-
Commitments to extend credit and standby letters of credit	21,454	70	33,178	295

NOTE 14. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expense are as follows:

	Years Ended December 31,
	2008	2007
Data processing	$204,744	$177,793
Professional services	321,194	303,716
All other operating	1,657,858	1,020,863

Other operating expenses	$2,183,796	$1,502,372

NOTE 15. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheet as of December 31, 2008 and statements of income and cash flows of Piedmont Community Bank Group, Inc. for the year ended December 31, 2008.

2008
Assets
Cash	$138,019
Investment in subsidiary	19,997,008
Other assets	210,602

Total assets	$20,345,629

Liabilities
Note payable	$3,936,933
Due to bank	339,307
Other liabilities	1,414

Total liabilities	4,277,654
Shareholders’ equity	16,067,975

Total liabilities and shareholders’ equity	$20,345,629

Income
Dividends from subsidiary	$137,000

Total income	137,000

Expenses
Interest on other borrowings	105,149
Other expense	372,790

Total expenses	477,939

Loss before income tax benefit and equity in undistributed income of subsidiary	(340,939)
Income tax benefit	199,891

Income before equity in undistributed income of subsidiary	(141,048)
Equity in undistributed income of subsidiary	(1,402,959)

Net income (loss)	$(1,544,007)

Operating activities
Net income (loss)	$(1,544,007)
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Undistributed income of subsidiary	1,402,959
Deferred taxes
Increase in accrued interest payable	6,684
Other operating activities	147,383

Net cash provided by operating activities	13,019

Investing activities

Capital injection into subsidiary	(2,800,000)

Net cash provided by financing activities	(2,800,000)

Financing activities
Proceeds from note payable	2,925,000

Net cash provided by financing activities	2,925,000

Net increase in cash	138,019
Cash at beginning of period	—

Cash at end of period	$138,019

NOTE 16. STOCK SPLIT

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

NOTE 17. COMMON STOCK OFFERING

On September 20, 2007, the Company filed a registration statement on Form SB-2 to register up to 600,000 shares of its common stock for a sale in a public offering. The rules issued by the Securities and Exchange Commission no longer permit the Company to file a registration statement on Form SB-2. Pursuant to the guidelines set forth by the SEC on December 19, 2007 (“Smaller Reporting Regulatory Relief and Simplification”), the Company filed pre-effective amendments to the registration statement on Form S-1. On January 30, 2009, the Company requested that the SEC consent to the withdrawal of the registration statement on Form S-1. No securities were sold in connection with the offering.

NOTE 18. PREFERRED STOCK OFFERING

On March 3, 2009, the Company commenced an offering of a maximum of 160,000 shares of 12% cumulative, nonvoting series A preferred stock through a private placement. The shares are offered for $25 per share with a minimum subscription of 1,000 shares. The offering is eligible to qualified investors under an exemption from registration contained in Section 4(2) of the Securities Act of 1933 and Rule 505 of Regulation D under the Securities Act. The offering will terminate 120 days following the date of the private placement memorandum.